SALES DISTRIBUTION AGREEMENT


THIS AGREEMENT is made and entered into as of the        day of
                    , 1996, by and between CARRINGTON LABORATORIES, INC., a Texas corporation ("Carrington"), and FAULDING PHARMACEUTICALS/DAVID BULL LABORATORIES, an Australian corporation ("Faulding").


                              W I T N E S S E T H :


WHEREAS, Carrington is engaged in the business of manufacturing, selling and distributing certain pharmaceutical products and is desirous of establishing a competent and exclusive distribution source for sales of such products in Australia and New Zealand (defined in Article I hereof as the Territory); and

WHEREAS, Faulding is desirous of distributing such products in the Territory and is willing and able to provide a competent distribution organization in the Territory, and Faulding desires to be Carrington's sales distributor for such products in the Territory;

NOW, THEREFORE, the parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

Article 1.Definitions

1.1As used in this Agreement, the following terms shall have the meanings specified in this Article 1.1:

(a)"Products" shall mean the wound and skin care products manufactured by or for Carrington set forth on Exhibit A hereto. Carrington will provide a ninety (90) day notice to Faulding on its intent to add or discontinue Products to Exhibit A. No Product shall be discontinued or removed from Exhibit A during the term of this Agreement unless agreed to in writing by both parties.

(b)"Territory" shall mean the following countries:  Australia and New
Zealand.

Article 2.Appointment

2.1 Subject to the terms and conditions of this Agreement, Carrington hereby appoints Faulding as Carrington's exclusive sales distributor in the Territory for the sale of Products, and Faulding hereby accepts such appointment. As sales distributor in the Territory, Faulding shall, subject to the terms and conditions of this Agreement, have the right to sell Products in the Territory, but shall have no right to sell Products outside the Territory. During the term of this Agreement, Carrington agrees not to appoint any other persons as distributors for the Products in the Territory, provided in this Agreement.

2.2a. At standards mutually agreeable to both Faulding and Carrington, and at Faulding's sole expense, Faulding agrees to (a) make and maintain all declarations, filings, and registrations with, and obtain all approvals and authorizations from, governmental and regulatory authorities required to be made or obtained in connection with the promotion, marketing, sale or distribution of the Products in the Territory, (b) devote, at minimum, efforts consistent with those utilized in its own product line to the diligent promotion, marketing, sale and distribution of the Products in the Territory, and (c) provide and maintain a competent organization for the promotion, marketing, sale and distribution of the Products in the Territory. In a manner reasonably satisfactory to Carrington, and at Faulding's sole expense, Faulding agrees to (a) assure competent and prompt handling of inquiries, orders, shipments, billings and collections, and returns of or with respect to the Products and careful attention to customers' requirements for all Products, and (b) promptly assign back to Carrington any product registrations in the Territory upon termination of Agreement.

2.2b. Carrington agrees to provide to Faulding all data, information and results of additional tests ("Data") it possesses which may be necessary to obtain approval of and complete and maintain registration. In the event Carrington does not possess such Data, Carrington shall attempt to obtain the same and provide it to Faulding. Carrington is not obligated, however, to obtain and provide such Data if, in Carrington's opinion, the cost of such is prohibitive or if the Data appears impossible or unreasonable to obtain.

2.2c.Carrington agrees that if it terminates this Agreement without cause Carrington will reimburse Faulding for all appropriate fees and expenses incurred by Faulding in procuring registration of the Products.

2.3 Carrington will provide Faulding with such (i) reasonable sales personnel training in relation to the Products in Irving, Texas or a mutually agreed upon location, and (ii) promotional Product literature of Carrington, as Faulding may request from time to time. Carrington is not obligated to travel to Australia more than one time to provide such sales training. Faulding agrees to pay for one return business class flight for Carrington from the United States or Australia; and to reimburse Carrington at a per diem rate of $100.00 for any additional days over two per trip; however, Faulding has no obligation to share any other expenses.. If any additional training in or travel to Australia is requested of Carrington or by
Faulding, the Parties shall mutually agree in writing on the terms of such travel and expenses to be shared, but under no circumstances is Carrington
obligated to provide such additional training in Australia.   Carrington'S
expenses incurred in relation to said sales training shall not exceed 5% of projected sales of the Product as set forth in Faulding's sales forecast for the first 12 month period of the term of this Agreement.

2.4a During the term of this Agreement, Faulding shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Carrington. As such, Faulding has no authority of any nature whatsoever to bind Carrington or incur any liability for or on behalf of Carrington or to represent itself as anything other than a sales distributor and independent contractor.

2.4b Carrington shall grant to Faulding the first right of refusal to additional products Carrington develops or acquires within or for the wound dressing market. From time to time, as products become available, Carrington shall present new products to Faulding for evaluation. Faulding shall have ninety days to decide whether it desires to include such products under this Agreement. If Faulding decides not to accept these products or fails to reply within the ninety days, then Carrington shall be free to market or distribute the products as it sees fit. If Faulding desires the product, Carrington and Faulding shall commence good faith negotiations relative to price and other pertinent terms associated with the sale. If the parties are unable to reach agreement on these terms within thirty days or within an extended time period mutually agreed upon between the Parties, then Faulding's first right of refusal shall automatically terminate with regard to that particular product. Carrington agrees that it shall not offer distribution rights to such additional products to any third party at more favorable terms without first offering, for a period of sixty days, those terms to Faulding.

2.4c When and where appropriate, Faulding shall incorporate or request incorporation of Carrington's complex carbohydrates into appropriate complimentary wound care products such as alginates, hydrocolloids and other composite dressings.

Article 3.  Certain Performance Requirements

3.1 Faulding agrees to promote, market, sell and distribute the Products only to customers and potential customers within the Territory for ultimate use within the Territory. Faulding will not, under any circumstances, either directly or indirectly through third parties, knowingly promote, market, sell, distribute or ship Products within or to, or for ultimate use within, the United States or any place outside the Territory.

3.2 In order to assure Carrington that Faulding is not repatriating Products to the United States or elsewhere outside the Territory, Faulding agrees that:

(a) Faulding will send to Carrington a quarterly sales report on the number of units of each Product sold; and

(b) Faulding will send to Carrington a quarterly inventory report of the Products.

3.3 Faulding shall maintain a sufficient inventory of Products to assure an adequate supply of Products to serve all its market segments. Faulding's inventory maintenance of the Products shall meet all storage and other required standards as mandated by applicable governmental authorities. All such inventory shall be subject to annual inspection by a maximum of two Carrington employees or agents. Carrington shall provide Faulding 72 hours written notice of inspection and such inspection shall be made during normal business hours.

3.4 Faulding shall in no way be responsible for any tax in the nature of an income tax imposed on Carrington. Faulding shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges and fees that may be due and owing upon sales by Faulding of Products. Upon written request from Faulding, Carrington shall provide Faulding with such certificates or other documents as may be reasonably required to establish any applicable exemptions from the collection of such taxes, charges and fees.

3.5 All Products shall be packaged and delivered by Carrington to Faulding. All Products shall be labeled, advertised, marketed, sold and distributed by Faulding in compliance with the rules and regulations of the applicable governmental authority within the Territory, as amended from time to time, and (ii) all other applicable laws, rules and regulations. Carrington agrees to consult with Faulding regarding the materials and design to be utilized in the packaging of the Products. Faulding shall pay all expenses associated with any alterations to the packaging and labeling of the Products which deviate from Carrington's standard packaging materials, designs, methods and/or procedures and the Parties shall agree on minimum production runs for such custom labels.

3.6 Faulding agrees not to make, or permit any of its employees, agents or representatives to make, any claims of any properties or results relating to any Product, unless such claims have received written approval from Carrington or from the applicable governmental authorities.

3.7 Faulding agrees to provide Carrington its general marketing strategy, prior to the labeling, advertising, or marketing of the Products. If Carrington does not respond to Faulding within three business days of Carrington's receipt of said material, then Faulding shall assume said material has been deemed acceptable. Either upon Carrington's written approval of such marketing plan or in the event the material is deemed accepted as set forth above, Faulding shall have sole discretion on the details and implementation of said plan and, consequently, on its strategy in achieving the minimum sales volume forecasted.

3.8 The Parties agree that each shall have the right to inspect the other's facilities two times each year to ensure compliance with the provisions of this Agreement. Each Party agrees to provide the other three business days notice of inspection and such inspection shall be made by a maximum of two of the Party's employees or agents during each visit.

3.9 Faulding will actively and aggressively promote the sale of the Products to all customers and potential customers within the Territory. Faulding's wound care division or operation agrees not to market, sell or distribute to any customers or potential customers in the Territory without ninety (90) days written notice to Carrington, any competitive hydrogel product. Carrington acknowledges that Faulding's Healthcare and Distribution Operations may market, sell, and distribute competitive products.

3.10 Faulding represents that its books, records and accounts pertaining to all its operations hereunder are complete and accurate in all material respects and have been maintained in accordance with sound and generally accepted accounting principles. Faulding's auditor shall hand over to Carrington at the end of each 12-month period during the term of this Agreement a declaration that the accounts as rendered are correct. Carrington shall have the right to have such books, records and accounts examined by a qualified accountant nominated by Carrington at Carrington's expense.

Article 4.  Sale of Products by Carrington to Faulding

4.1 Subject to the terms and conditions of this Agreement, including specifically Article 4.6 hereof, Carrington shall sell to Faulding its requirements for the Products at a price for each Product (the "Contract Price"). For orders placed by Faulding during the first 12-month period of the term of this Agreement, the Contract Prices for the Products listed on Exhibit A are set forth on such exhibit opposite each Product. At least 90 days prior to the end of each 12-month period of the term of this Agreement,
(a) Faulding shall provide in writing to Carrington both a sales forecast and purchase forecast for the Products for the following 12-month period, and (b) the parties shall commence good faith negotiations to determine and agree upon the Contract Prices for Products for the next 12-month period of the term. During any twelve (12) month period Carrington reserves the right to change its distributor prices for Products as set forth in the Published Price List if mutually agreed to by Faulding. Such cost increases shall be no greater than the U.S. inflation rate plus 5% of said rate.

4.2 As consideration for its appointment as an exclusive sales distributor entitled to a Product discount, Faulding agrees to purchase from Carrington, during each 12-month period of the term of this Agreement, commencing with the 12-month period beginning July 1, 1997 through June 30, 1998, at the Contract Price, a specified minimum aggregate dollar amount (based on the Contract Price) of the Products (the "Specified Minimum Amount"). For the first 12-month period of the term of this Agreement there shall be no Specified Minimum Amount. The Specified Minimum Amounts for each subsequent 12-month period shall be determined by mutual agreement of the parties prior to the beginning of such period based on Faulding's reasonable, good faith projections of future sales growth and such other factors as the parties may deem relevant.

4.3a Faulding shall order Products by submitting a purchase order to Carrington describing the type and quantity of the Products to be purchased. All orders are subject to acceptance by Carrington. All purchases shall be spaced in a reasonable manner. If Carrington accepts the order, Carrington will invoice Faulding upon shipment of the Products. Unless otherwise agreed, Faulding shall pay all invoices in full within 30 days from the date of receipt thereof. All sales and payments shall be made, and all orders shall be accepted, in the State of Texas.

4.3b In the event Faulding places a purchase order for more than 120% of its most recent sales forecast, and Carrington agrees to accept such purchase order, Carrington agrees (1) to supply Faulding up to 120% of the amount in the forecast, subject to the provisions in Articles 4.4 and 4.6, and (2) to use all reasonable efforts to supply Faulding the complete amount of Products ordered.

4.4 Carrington shall not be obligated to ship Products to Faulding at any time (i) when Faulding is otherwise in material breach of this Agreement, or (ii) when payment of an undisputed amount owed by Faulding is overdue.
If payment is overdue because of a dispute, the undisputed amount is still due. For example, an invoiced shipment of 100 units is sent but only 80 units arrive, then Faulding shall pay for the 80 units actually received and the disputed 20 units shall be resolved separately.

4.5 All shipments of Products to Faulding will be packaged in accordance with Carrington's standard packaging procedures and shipped per Carrington's existing distribution policy. All Contract Prices are F.O.B. (invoice price includes Seller's expense for delivery to the named destination), Carrington's facility, Dallas, Texas for single shipments totaling less than $40,000.00 U.S.; otherwise, for single orders greater than $40,000.00 U.S. the Contract Prices shall be C.I.F. (invoice price includes cost, insurance and freight). The shipping point shall be Faulding's facility, Salisbury Adelaide, South Australia, Australia. Ownership of and title to Products and all risks of loss with respect thereto shall pass to Faulding upon delivery of such Products by Carrington to the carrier at the designated delivery (F.O.B. or C.I.F.) point. Deliveries of Products shall be made by Carrington under normal trade conditions in the usual and customary manner.

4.6 Carrington shall use its reasonable best efforts to ensure availability of all Products ordered by Faulding under this Agreement. However, if necessary in the best judgment of Carrington, Carrington may allocate its available supply of Products among all its customers, distributors or other purchasers, including Faulding, on such basis as it shall deem reasonable, practicable and equitable, without liability for any failure of performance or lost sales which may result from such allocations.

4.7a Carrington accepts liability for defective products and agrees to replace such defective Products should they occur with new Products. Except as specifically set forth in this Agreement and, except as may be expressly stated by Carrington on the Product or on Carrington'S packaging, or in Carrington'S information accompanying the Product, at the time of shipment to Faulding hereunder, CARRINGTON MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CARRINGTON NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE PRODUCTS. Faulding shall not make any representation or warranty with respect to the Products that is more extensive than, or inconsistent with, the limited warranty set forth in this Article 4.7 or that is inconsistent with the policies or publications of Carrington relating to the Products.

4.7b SUBJECT TO ALL OTHER PARAGRAPHS IN THIS ARTICLE 4.7, FAULDING'S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER IS THE DELIVERY BY CARRINGTON OF ADDITIONAL QUANTITIES OF THE PRODUCTS IN REPLACEMENT OF THE NON-CONFORMING PRODUCTS OR THE REFUND OF THE CONTRACT PRICE FOR THE PRODUCTS THAT ARE COVERED BY THE WARRANTY, AT FAULDING'S OPTION. CARRINGTON SHALL HAVE NO OTHER OBLIGATION OR LIABILITY FOR DAMAGES TO FAULDING OR ANY OTHER PERSON OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, OR ANY OTHER LOSS, DAMAGE OR EXPENSE, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE, LOSS OF USE, NONPERFORMANCE OR REPLACEMENT OF THE PRODUCTS.

4.7c CARRINGTON SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS FAULDING AND FAULDING'S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ALL CLAIMS, LIABILITIES, DEMANDS, DAMAGES, EXPENSES AND LOSSES (INCLUDING REASONABLE ATTORNEY'S FEES AND EXPENSES) ARISING OUT OF OR CONNECTED WITH ANY USE OF CARRINGTON'S TRADEMARKS OR THE SALE OF CARRINGTON'S PRODUCTS BY FAULDING, ANY BREACH BY CARRINGTON OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT OR ANY ACTS OR OMISSIONS ON THE PART OF CARRINGTON OR ITS AGENTS, SERVANTS OR EMPLOYEES WHICH ARE OUTSIDE OR BEYOND CARRINGTON'S AUTHORIZATION GRANTED HEREIN; PROVIDED, THAT THIS INDEMNITY SHALL NOT EXTEND TO ANY SUCH LOSS, DAMAGE, COSTS OR OTHER EXPENSES ARISING OUT OF ANY ACT OR OMISSION OF FAULDING, ITS OFFICERS, SERVANTS OR AGENTS IN CONNECTION WITH ITS OBLIGATIONS UNDER THIS AGREEMENT.

4.7d FAULDING SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS CARRINGTON AND CARRINGTON'S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ALL CLAIMS, LIABILITIES, DEMANDS, DAMAGES, EXPENSES AND LOSSES (INCLUDING REASONABLE ATTORNEY'S FEES AND EXPENSES) ARISING OUT OF OR CONNECTED WITH ANY USE OF FAULDING'S TRADEMARKS OR THE SALE OF CARRINGTON'S PRODUCTS BY FAULDING, ANY BREACH BY FAULDING OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT OR ANY ACTS OR OMISSIONS ON THE PART OF FAULDING OR ITS AGENTS, SERVANTS OR EMPLOYEES WHICH ARE OUTSIDE OR BEYOND FAULDING'S AUTHORIZATION GRANTED HEREIN; PROVIDED, THAT THIS
INDEMNITY SHALL NOT EXTEND TO ANY SUCH LOSS, DAMAGE, COSTS OR OTHER EXPENSES ARISING OUT OF ANY ACT OR OMISSION OF CARRINGTON, ITS OFFICERS, SERVANTS OR AGENTS IN CONNECTION WITH ITS OBLIGATIONS UNDER THIS AGREEMENT. 4.7eCARRINGTON SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS FAULDING AND ITS OFFICERS, SERVANTS AND AGENTS AGAINST ANY AND ALL LOSS, DAMAGE, COSTS OR OTHER EXPENSES (EXCEPT CONSEQUENTIAL LOSS SUCH AS LOSS OF PROFITS OR BUSINESS) ARISING OUT OF:
(1) THE SUPPLY, SALE, USE OR ANY DEFECT IN THE PRODUCTS SOLD BY FAULDING AND, WITHOUT LIMITATION, EXTENDS TO: (a) ANY FAILURE OF THE PRODUCTS TO COMPLY WITH CARRINGTON'S SPECIFICATIONS, AND (b) ANY FAILURE OF THE PRODUCTS TO COMPLY WITH THE SPECIFICATIONS IN THE REGISTRATIONS; OR

(2) AN INFRINGEMENT ON THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AS A RESULT OF THE USE OF CARRINGTON'S PRODUCTS, PATENTS OR TRADEMARKS IN THE TERRITORY, PROVIDED THAT THIS INDEMNITY SHALL NOT EXTEND TO ANY SUCH LOSS, DAMAGES, COSTS OR OTHER EXPENSES ARISING OUT OF ANY ACT OR OMISSION OF FAULDING, ITS OFFICERS, SERVANTS OR AGENTS IN CONNECTION WITH ITS OBLIGATIONS UNDER THIS AGREEMENT.

4.7f CARRINGTON SHALL, IN SUPPORT OF THE ABOVE INDEMNITY, WITHOUT LIMITING CARRINGTON'S LIABILITY ARISING FROM THE PRECEDING, EFFECT AND MAINTAIN SUCH INSURANCE AS FAULDING MAY REASONABLY REQUEST NOTING THE INTEREST TO FAULDING THEREON IN AN AMOUNT OF $3,000,000.00 PER CLAIM WITH A REPUTABLE AND SOLVENT INSURANCE COMPANY. CARRINGTON SHALL, FROM TIME TO TIME, UPON REQUEST FROM FAULDING, PROVIDE FAULDING WITH EVIDENCE THAT THE INSURANCE AS AFORESAID HAS BEEN EFFECTED AND PROVIDE COPIES OF THE RELEVANT INSURANCE POLICY TO FAULDING.

4.8 Credits on defective Products by Faulding shall include importation and shipment expenses and will be calculated by Carrington based on the original Contract Price of the items returned, whether identified by lot number or another method. Carrington shall provide Faulding a copy of its Insurance Certificate and shall include Faulding thereunder.

4.9 Each Party shall promptly notify the other of all material information and complaints to its knowledge or coming into its possession regarding the Products, concerning, without limitation, unexpected side effects, injury, toxicity or sensitivity reactions. Faulding shall maintain a file for all such complaints and Faulding shall investigate complaints and, at its sole discretion, shall decide on the action to be taken after reasonably discussing the situation with Carrington. Carrington agrees to assist Faulding in the investigation of such complaints as Faulding may reasonably request from time to time.

Article 5.  Term and Termination

5.1 The term of this Agreement shall be for a period of five years from the effective date of this Agreement. After such term, this Agreement shall be automatically renewed for a term of five years, every five years, during the effective life of the Product(S), unless the parties mutually agree in writing to terminate this Agreement. Notwithstanding the foregoing, this Agreement may be terminated in accordance with the provisions of this
Article 5.

5.2a Carrington shall have the absolute right to terminate this Agreement if Faulding fails to perform or breaches, in any material respect, any of the terms or provisions of this Agreement. Without limiting the events which shall be deemed to constitute a breach or material breach of this Agreement by Faulding, Faulding understands and agrees that it shall be in material breach of this Agreement, and Carrington shall have the right to terminate this Agreement under this Article 5.2, if:

(I) Faulding fails or refuses to pay to Carrington any sum when due;

(ii) Faulding breaches any provision of Article 2.2, 3.1, 3.5, 3.7, 3.9, 4.3, 4.7, 6 or 7; or

(iii) Faulding fails to purchase the Specified Minimum Amount of Product for any required period starting in year two (2).

Provided, however, in the event of a failure by Faulding to meet agreed upon minimums, Faulding may continue to distribute the Products for an additional year, if Faulding meets agreed upon purchases for that subsequent year. In any event, Carrington reserves the right to purchase such remaining inventory from Faulding at the Contract Price.

5.2b Faulding shall have the absolute right to terminate this Agreement, either in its entirety or with respect to particular Products or particular countries in the Territory where: (i) the attempt to obtain Product(s) registration fails, or (ii) a Serious Adverse Health Event occurs, or (iii) registrations are withdrawn from the Territory.

5.2c In the event either Party fails to perform or breaches the terms of this Agreement as set forth in Article 5.2a, the other Party agrees to provide the breaching Party notice of its intention to terminate this Agreement.
The breaching Party shall have sixty days from the date of receipt of such notice to remedy its breach and/or failure to perform in accordance with the terms and provisions of this Agreement.

5.3 Each Party shall have the absolute right to terminate this Agreement in the event the Party shall become insolvent, or if there is instituted by or against the other Party procedures in bankruptcy, or under insolvency laws or for reorganization, receivership or dissolution, or if the other Party loses any franchise or license to operate its business as presently conducted in any part of the Territory.

5.4 This Agreement shall automatically terminate effective at the end of any 12-month period of the term of this Agreement referred to in Articles 4.1 and 4.2 hereof if the parties are unable to agree upon the Contract Prices or the Specified Minimum Amount for the next 12-month period of the term. Carrington shall give Faulding six months notice of its intent to terminate. The Parties agree that contract Prices or Specified Minimum Amounts shall not be unreasonably increased or decreased and shall be based on reasonable, good faith projections of future sales growth and other relevant market, competitive and regulatory factors discussed between the Parties.

5.5 During the one-year period following termination of this Agreement, any inventory of Products held by Faulding at the termination of this Agreement may be sold by Faulding to customers in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing Faulding's performance obligations and Carrington's rights shall remain in effect. In order to accelerate the liquidation of any such inventory, Carrington shall have the option, but not the obligation, to purchase all or any part of such remaining inventory at the price at which the inventory was originally sold by Carrington to Faulding including importation and shipping.

5.6 The termination of this Agreement shall not impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such termination. The provisions of Articles 4.7, 6, 7 and 15 and the rights and obligations of the parties thereunder shall survive the termination of this Agreement for a period of one (1) year.

Article 6.  Trademarks and Trade Names

6.1 All Carrington trademarks, trade names, service marks, logos and derivatives thereof relating to the Products (the "Trademarks"), and all patents, technology and other intellectual property relating to the Products, are the sole and exclusive property of Carrington or its affiliates. Carrington hereby grants Faulding permission to use the Trademarks for the limited purpose of performing its obligations under this Agreement. Carrington agrees to disclose and make available to Faulding any relevant and appropriate intellectual property information regarding the Products for the limited purposes set forth in this Agreement. Carrington may, in its sole discretion after consultation with Faulding, modify or discontinue the use of any Trademark and/or use one or more additional or substitute marks or names, and Faulding shall be obligated to do the same.

6.2 It shall be the sole responsibility of Carrington, at its sole expense, to keep in force and maintain the Trademarks in the Territory by paying all necessary fees throughout the term of this Agreement. Faulding agrees to use the Trademarks in full compliance with the rules prescribed from time to time by Carrington. Faulding may not use any Trademark as part of any corporate name or with any prefix, suffix or other modifying words, terms, designs or symbols. In addition, Faulding may not use any Trademark in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by Carrington.

6.3 Carrington hereby grants to Faulding the option to include Faulding's trademark on the Products. In the event of any infringement of, or challenge to, the use of any Trademark or of any Faulding trademark, the informed party is obligated to notify the other party immediately. The challenged party shall investigate any alleged violation and, if necessary, will take appropriate legal action to resolve the issue and to prevent other competitors from infringing on its intellectual property rights within the Territory. Otherwise, each party shall have sole and absolute discretion to take such action as it deems appropriate.

6.4 In the event of the termination of this Agreement for any reason, Faulding's right to use the Trademarks shall cease, and Faulding shall cease using such Trademarks at such time as Faulding's inventory of Products has been sold. Faulding shall, as soon as it is reasonably possible, remove all Trademarks which appear on or about the premises of the office(s) of Faulding and any of the advertising of Faulding used in connection with Products.

6.5 In the event of a breach or threatened breach by Faulding of the provisions of this Article 6, Carrington shall be entitled to an injunction or injunctions to prevent such breaches. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this Article 6, including the recovery of damages from Faulding.

Article 7.  Confidential Information

7.1 Each party recognizes and acknowledges that both will have access to confidential information and trade secrets of the other and other entities doing business with both parties relating to research, development, manufacturing, marketing, financial and other business-related activities ("Confidential Information"). Such Confidential Information constitutes valuable, special and unique property of each party and/or other entities doing business with each party. Other than as is necessary to perform the terms of this Agreement, neither party shall, during and after the term of this Agreement, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever, except as specifically allowed in writing by an authorized representative of the other party. In the event of a breach or threatened breach by either party of the provisions of this Article 7, each shall be entitled to an injunction restraining the other from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting either party from pursuing other remedies available to it for such breach or threatened breach of this Article 7, including the recovery of damages from the other party. The above does not apply to information or material that was known to the public or generally available to the public prior to the date it was received by either party.

7.2 Faulding shall not disclose the existence of this Agreement or any of the terms hereof without the prior written consent of Carrington.

Article 8.  Force Majeure

8.1 Neither Faulding nor Carrington shall have any liability hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"), and neither Faulding's nor Carrington's obligations, so far as may be necessary, shall be suspended during the period of such Force Majeure nor shall either party's obligations be cancelled in respect of such Products as would have been sold hereunder but for such suspension. Such shall give to other prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon a party's obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then the other Party shall have the right to cancel this Agreement and the Parties' shall seek an equitable agreement on the Parties' reward of interests.

8.2 The Parties agree that any obligation to pay money is never excused by Force Majeure.

Article 9.  Amendment

9.1 No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either party hereto unless reduced to writing and executed by the duly authorized representative of each party.

Article 10.  Entire Agreement

10.1 This Agreement shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the parties, their officers, directors or employees as to the subject matter hereof. Neither of the parties hereto has relied upon any oral representation or oral information given to it by any representative of the other party not included in this Agreement.

Article 11.  Assignment

11.1 Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned by either party without the prior written consent of the other, executed by a duly authorized officer of each party. Consent by either Party shall not be unreasonably withheld.

Article 12.  Governing Law

12.1 It is expressly agreed that the validity, performance and construction of this Agreement will be governed by the laws and jurisdiction of Australia.

Article 13.  Notices

13.1 Any notice required or permitted to be given under this Agreement by one of the parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

(a) Carrington at: Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038, attention: President, or at such other address as Carrington shall have theretofore furnished in writing to Faulding. (Fax No. 972-518-1020)

(b) Faulding at: Faulding Pharmaceuticals, 1-23 Lexia Place, Mulgrave Victoria 3170 , attention: Bruce Hewett, General Manager, or at such other address as Faulding shall have theretofore furnished in writing to Carrington. (Fax No. 613-950-9081)

Article 14.  Waiver

14.1 Neither Faulding's nor Carrington's failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, shall be considered a waiver of such provisions or rights or in any way affect the validity of same. Neither Faulding's nor Carrington's exercise of any of its rights shall preclude or prejudice either party thereafter from exercising the same or any other right it may have, irrespective of any previous action by either party.

Article 15.  Arbitration

15.1 Except as provided in Articles 6.5 and 7.1, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held at the location of the non-instituting party in the English language and shall be governed by the rules of the International Chamber of Commerce (the "ICC") as amended from time to time. Any procedural rule not determined under the rules of the ICC shall be determined by the laws of Australia, other than those laws that would refer the matter to another jurisdiction.

A single arbitrator shall be appointed by unanimous consent of the parties. If the parties cannot reach agreement on an arbitrator within 45 days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the ICC, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the ICC is unable to appoint, or fails to appoint, an arbitrator within 90 days of being requested to do so, then the arbitration shall be heard by three arbitrators, one selected by each party within the 30 days of being required to do so, and the third promptly selected by the two arbitrators selected by the parties.

The arbitrators shall use their best efforts to announce the award and the reasons therefor in writing within sixty days after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the ICC (if any) shall be divided equally among the parties to the arbitration.

Article 16.  No Inconsistent Actions

16.1 Each party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to the provisions of Articles 4.6 and 8 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

Article 17.  Currency of Account

17.1 This Agreement evidences a transaction for the sale of goods in which the specification of U.S. dollars is of the essence, and U.S. dollars shall be the currency of account in all events. All payments to be made by Faulding to Carrington hereunder shall be made either (i) in immediately available funds by confirmed wire transfer to a bank account to be designated by Carrington or (ii) in the form of a bank cashier's check payable to the order of Carrington.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CARRINGTON LABORATORIES, INC.



By:
Name: Carlton E. Turner, Ph.D.
Title:   President and CEO
FAULDING PHARMACEUTICALS/DAVID BULL LABORATORIES


By: __________________________________
Name:  Bruce Hewett
Title:    General Manager
PAGE

                                ANNEXURE 1

                               THE PRODUCTS




TRADEMARKS TO BE REGISTERED BY CARRINGTON DURING THE TERM OF THE AGREEMENT




                               Carrasyn (R)
        14                      ANNEXURE 2

            OVERALL QUALITY CONTROL AND RELEASE RESPONSIBILITY PERSON





Name:Dr. Ed Oppenheimer

Title:Director, QC/QA

Company:Carrington Laboratories, Inc.


Name:

Title:

Company:

                                    EXHIBIT A


                      HydroHeal Gel Unit Forecast and Pricing
                      Year 1: July 1st, 1997 - June 30th, 1998

                                                          Contract
                                  Unit Forecast        Transfer Prices
                                  Min      Max               $U.S.
                                ------   ------            ---------
8 gm (  .28 oz.) tubes (ea.)     2300     5200               $1.66
15 gm (  .52 oz.) tubes (ea.)    1800     4550                1.99
25 gm (  .88 oz.) tubes (ea.)    7000    17550                2.77
85 gm (3.00 oz.) tubes (ea.)     6500    15600                6.87
195 gm (6.88 oz.) tubes (ea.)    800      1950               11.28

* Products sold to and prices paid by Faulding shall be in U.S. dollars.